Filed pursuant to Rule 424(b)(3)
                              Registration Statement No. 33-97722


Prospectus Supplement No. 7, dated April 16, 1997
(To the Prospectus dated September 30, 1996, as Supplemented October 31, 1996, November 14, 1996,
     February 10, 1997, March 31, 1997, April 14, 1997 and April
     15, 1997)

                 NEUROMEDICAL SYSTEMS, INC.

                        Common Stock

                 $0.0001 par value per share


     On April 15, 1997, the Company was served with a lawsuit filed by Cytyc Corporation ("Cytyc") in the United States District Court for the District of Massachusetts against the Company, certain of its officers and others, which alleges false and misleading advertising, unfair and deceptive trade practices, theft of trade secrets, unfair competition, interference with relationships and defamation. Cytyc is seeking preliminary and permanent injunctive relief as well as unspecified compensatory damages, including treble damages. Based upon a preliminary review of the complaint, the Company believes that Cytyc's claims are without merit and the Company intends to vigorously defend this action.